Exhibit 99.1

NUTRISYSTEM, INC. CONTROLLING SHAREHOLDERS AGREE TO EARLY TERMINATION OF

THEIR LOCK UP AGREEMENT

HJM Holdings, LLC and NewSpring Ventures, L.P. also terminate voting agreement

Original termination date was December 20, 2004

HORSHAM, Pa., April 28, 2004 /BusinessWire/ — HJM Holdings, LLC, an investment group led by Michael J. Hagan, announced today that HJM and NewSpring Ventures, L.P. have mutually agreed to terminate the lock up and voting arrangements between them related to their respective NutriSystem, Inc. (OTCBB:THIN) shares. This agreement terminates the Stockholders’ Agreement between the parties dated December 20, 2002. NutriSystem, Inc. was not a party to the Stockholders’ Agreement or the termination agreement.

HJM and NewSpring entered into the Stockholders’ Agreement in connection with their acquisition of a controlling shareholder interest in NutriSystem in December 2002 from the then chief executive officer and other board members. After the acquisition, Michael J. Hagan became the Chairman and CEO of NutriSystem. The Stockholders’ Agreement covered the 10,522,092 NutriSystem shares acquired by HJM Holdings and the 4,791,408 NutriSystem shares acquired by NewSpring Ventures. The parties had originally agreed to lock up these shares for a two year period ending on December 20, 2004.

“When we entered into the Stockholders’ Agreement in December 2002, NutriSystem’s common stock was very thinly traded in the over-the-counter market so the lock-up and voting arrangements made sense” said Mr. Hagan. “Today, NutriSystem’s trading volume has increased and the contractual prohibitions on the sale and transfer of NutriSystem shares and voting arrangements contained in the Stockholders’ Agreement no longer serve the original purpose. The termination of the lock-up will allow HJM to distribute its NutriSystem shares to the HJM investors to hold for their own accounts.”

HJM announced that it intends to distribute 50% of its NutriSystem shares, or approximately 5,261,046 shares, to its investors on a pro rata basis on or about May 7, 2004, and intends to distribute the remaining 5,261,046 NutriSystem shares to its investors approximately 90 days following the initial distribution.

HJM investors who receive a distribution of NutriSystem shares may be eligible to sell their shares using Rule 144 under the Securities Act of 1933, as amended. However, HJM investors must aggregate their sales under Rule 144, so they are currently subject to volume restrictions as a group, which greatly reduces the number of distributed shares that are actually eligible for sale. Rule 144 limits the number of shares that may be sold during any three month period to 1% of the outstanding shares of NutriSystem (currently, approximately 283,500 shares), as an over-the-counter stock. This limit could be increased to the average weekly trading volume of the common shares over the prior four weeks of trading on a national securities exchange or The Nasdaq Stock Market. NutriSystem separately announced today that it has applied for listing on the American Stock Exchange.

In the two distributions of NutriSystem shares, HJM will distribute 2,593,715 shares to Michael J. Hagan, Chairman and CEO of NutriSystem, and 762,784 shares to George Jankovic, the President and COO of NutriSystem. Mike Hagan and George Jankovic intend to agree with NutriSystem to lock up these shares subject to certain limitations until December 20, 2004, which was the original lock-up termination date, in exchange for piggyback registration rights during the same period. HJM expects NewSpring to enter into a similar agreement with NutriSystem.

About HJM:

HJM Holdings, LLC is an investment group led by Michael J. Hagan that was formed in December 2002 for the sole purpose of acquiring and holding a controlling interest in the common stock of NutriSystem, Inc.

CONTACT:	Michael Hagan of HJM Holdings, LLC,
215-706-5390